Exhibit 10.97

Coronus Energy Corp./JT Shasta 2 - GFID 5622
SOUTHERN CALIFORNIA EDISON COMPANY
SYSTEM IMPACT STUDY AGREEMENT

This System Impact Study Agreement (“Agreement”) is between Coronus Energy Corp. (“Applicant”), a Delaware Corporation with principal offices located at Suite 1100, 1200 West 73rd Avenue, Vancouver, British Columbia, Canada, V6P 6G5, and Southern California Edison Company (“SCE”), a California corporation, with principal offices located at 2244 Walnut Grove Avenue, Rosemead, California 91770, hereinafter each may be referred to as a Party or collectively as the Parties.   This Agreement shall take effect as of ____________________ (“Effective Date”).

1.
Purpose for Agreement:  Applicant has notified Southern California Edison Company (“SCE”) of its intention to develop a new power generation facility that will be located on property owned, leased or controlled by Applicant (“Project”).   This Project is expected to interconnect into SCE’s Distribution System, which term is defined in Section 2.   Applicant has stated that the generation will not be sold into the California wholesale energy market and so the Parties have agreed that the interconnection of this Project with SCE’s existing Distribution System shall be treated as subject to SCE’s current rules for interconnection, as such are approved by the California Public Utility Commission (“CPUC”) and which are collectively and commonly referred to as “Rule 21”. Before interconnection can be provided pursuant to Rule 21, a System Impact Study is required in order for SCE to determine the impacts that would result from interconnecting the Project and the adequacy of SCE’s electrical system to accommodate the Project.  In addition, the study results, which will be provided in a study report, are needed by SCE in order to make a preliminary determination of the required Interconnection Facilities and Distribution Upgrades and other required modification or additions needed to accommodate the Project under Rule 21, based on the assumptions that are set out in Section 4.  This Agreement is intended to set forth the respective responsibilities of the Parties related to the performance of the System Impact Study, which is the subject matter of this Agreement, and does not substitute for or replace a Facilities Study.   If a Facility Study is determined to be needed, then Applicant will need to separately authorize (and pay for) such a study.
2.	Definitions: All terms with initial capitalization not otherwise defined herein shall have the meanings assigned to them in Rule 21.

2.1.	Distribution System: Those non-ISO transmission and distribution facilities owned, controlled and operated by SCE that are used to provide Distribution Service under the tariffs.

2.2.	Distribution System Upgrades: Modifications or additions to the Distribution System for the general benefit of all users of the Distribution System.

2.3.
Facilities Study: A separate engineering study conducted by SCE (which is outside of the scope of this Agreement) to determine the required modifications to the Distribution System, including the cost and scheduled completion date for such modifications that will be required to provide the requested service pursuant to Rule 21.

2.4.
System Impact Study: An assessment by SCE of (i) the adequacy of the Distribution System to accommodate a request for service pursuant to Rule 21 (ii) a preliminary determination of the required Interconnection Facilities and Distribution Upgrades and other required modification or additions needed to accommodate the Project and (ii) whether any additional costs may be incurred in order to provide service pursuant to Rule 21.

3.	Study Scope and Content: The Study will consist of a System Impact Study to be performed by SCE as specified below:

a.	System Impact Study: The System Impact Study will review and present the following information:
i.
An assessment of the impacts from interconnection of the Project and the adequacy of the Distribution System to accommodate the Project by
January 15, 2013, such that the Project can be interconnected to the Allegra 12 kV circuit out of Carodean Substation.

ii.
A general description of the Interconnection Facilities, Distribution System Upgrades, and any other modifications or additions to SCE’s electrical system required to accommodate the Project.  Specific information regarding required facilities and costs will not be provided under this agreement but may be obtained if a separate Facilities Study is authorized by Applicant.

iii.	Study conditions and assumptions.
iv.	Short circuit analysis.
4.	Assumptions: The assumptions utilized in performing the Study shall be as follows:
a.	Applicant is, or will be upon commencement of Rule 21 service, an eligible Customer under Rule 21.
b.	Applicant will install 2 generating units, having a total operating capacity of 1,500 kW; for a total net output of 1,500 kW from these generating units.
c.	The maximum generating capacity for this Project is 1,500 kW.
d.
Any technical data supplied by Applicant is complete and accurate.  (SCE will not be verifying any information or data provided by Applicant as a part of the Study; notwithstanding this, if SCE notices that the technical data provided by Applicant is insufficient to allow SCE to complete a Study, then SCE may suspend the Study until SCE determines that the data and information provided by Applicant is of a quality that can be used by SCE in performing the Study.).
e.
The generating units will be installed by Applicant in order to meet the operating date requested by Applicant in its application for interconnection; however, performance of the Study using this assumption does not commit SCE to interconnect on the requested date.   A target interconnection date shall be established by SCE after the Study are complete, based on permitting requirements, design, land issues, material lead times and other Project specific factors as well as facts related to SCE’s Distribution  System.

f.	No operating restrictions exist, other than for routine maintenance.
g.	Other projects with interconnection applications that were submitted prior to Applicant’s Project will be assumed to be in service when performing the Study.
h.
Potential system enhancements or modifications resulting from such projects, if any, are not assumed and Projects submitted after the date of the Applicant’s Project will not be considered as part of the Study.

i.	For short circuit analysis, the Project will be assumed to be located at the Applicant’s generating facility.
j.
This Study will not address the issues that are typically addressed by SCE as a part of a Facilities Study.   If this Study concludes that a Facilities Study is needed as part of the interconnection process, then a separate agreement (and the payment of an additional fee) will be required from the Applicant before SCE performs the Facilities Study.

5.	Time to Complete Study: SCE will use due diligence to complete the System Impact Study described herein within one hundred twenty (120) business days following the Effective Date of this Agreement.
6.
Additional Time For Completion:  The time periods in Section 5 are estimates based on SCE’s past experience in completing the Study but the actual time required to complete a Study can vary depending on the complexity of the Study and other demands on the SCE personnel that will be performing the Study.  If SCE determines at any time that a Study is unlikely to be completed within the time periods specified in Section 5 of this Agreement, then SCE will update the estimated completion date.

7.
Additional Information:  SCE may request additional information from Applicant that is necessary in order for SCE to complete a Study and Applicant shall promptly respond with the requested information.

8.
Third Party Effects and Review by Third Parties:  The Study described herein does not include review or analysis by third parties and also does not include a review by SCE of potential impacts of the Project on any third party systems or operations.

9.
Results Based on Information Available at Time of Study:  Substantial portions of the technical data and assumptions used to perform the Study, such as system conditions, existing and planned generation, and unit modeling, are likely to be no longer valid at some point in time.  The Study will be performed with the data that is available to SCE at the time SCE begins to perform the Study.   If new data is provided after SCE has begun work on the Study, then this new data may not be reviewed as part of the Study.   Similarly, the Study will be performed based on the tariffs, rules, protocols and procedures that are approved by SCE for use in performing Study as of the date when SCE first begins to perform the Study.   SCE

shall not be responsible for updating the Study to reflect new information or a change in the information used in the Study, even though the new or changed information may mean the purpose identified in Section 1 is no longer served by the Study unless a new study is authorized by Applicant under Section 10 below.   Further, Applicant acknowledges that the Study will not address the issues that are typically addressed by SCE as a part of a Facilities Study and, if the Study performed under this Agreement concludes that a Facilities Study is required, then a separate agreement will be required, as further described in Section 5 above.
10.
New Study at Applicant’s Costs:  In the event that a new Study, or revision or reconsideration of the Study, is required (a) as a result of information received from any entity regarding any potential impact to a party's electrical system, or (b) to reflect new information or changes in information used in performing the Study which require the Study to be updated, then Applicant shall either enter into a separate agreement providing that it shall reimburse SCE for the costs of such new or revised study, or withdraw its application.

11.
Payment:  Applicant shall pay the full cost for SCE to perform the Study authorized by this Agreement.   Applicant shall advance to SCE the estimated cost to complete the Study, which is ten thousand dollars ($10,000), upon execution of this Agreement.  SCE shall refund to Applicant, without interest, any amounts received by SCE which exceed the cost of the Study, even if SCE terminates the Study pursuant to Section 12 or 16 of this Agreement.

12.
Increased Costs: If at any time SCE determines that the Study is expected to cost more than $10,000, SCE shall notify Applicant and provide an estimate of any additional costs. Upon receipt of such notice, Applicant shall either: (i) request that SCE terminate the Study; or (ii) provide a written request to SCE that SCE continue the Study, and agree to pay any additional costs to SCE.  SCE shall be under no obligation to incur costs in excess of the $10,000 for the Study, unless and until it receives notice pursuant to this Section 12 and payment from Applicant of costs expected to be incurred that are in excess of $10,000.

13.
Records and Accounts:  SCE shall maintain records and accounts of all costs incurred in performing the Study in sufficient detail to allow verification of all costs incurred, including, but not limited to, labor and associated labor burden costs, materials and supplies, outside services, and administrative and general expenses.  Applicant shall have the right, upon reasonable notice, within a reasonable time at SCE's offices and at its own expense, to audit SCE’s records as necessary and as appropriate in order to verify costs incurred by SCE.  Any audit requested by Applicant shall be completed, and written notice of any audit dispute provided to SCE’s representative, within one hundred eighty (180) calendar days following receipt by Applicant of SCE’s notification of the final Study costs.

14.	Notice: All correspondence or notifications concerning this Agreement shall be addressed to the parties as follows:

If to SCE:	If to Applicant:
Southern California Edison Company	Coronus Energy Corporation
Attention: Manager, Grid Contracts Administration and Billing	Attention: Jeff Thachuk
2244 Walnut Grove Avenue	1200 West 73rd Avenue
P.O. Box 800	Suite 1100
Rosemead, CA 91770	Vancouver, BC, Canada
Phone: (626) 302-1212	Phone: (604) 267-7078
FAX: (626) 302-1152	FAX: (604) 267-7080

15.
Commission Jurisdiction:  This Agreement is subject to the applicable provisions of SCE’s tariffs, including Rule 21, as filed and authorized by the CPUC.  This Agreement shall at all times be subject to such changes or modifications by the CPUC, as the CPUC may, from time to time, direct in exercise of its jurisdiction.

16.
Termination Upon Demand:  Applicant may demand that SCE terminate the Study at any time.  Immediately following receipt of written notice of such termination from Applicant, SCE shall terminate the Study as demanded.  In such case, Applicant shall reimburse SCE only for the costs actually incurred, costs irrevocably committed to be incurred for the performance of the terminated Study, and costs incurred in winding down the Study.  If Applicant so requests in its notice of termination, SCE shall submit to Applicant the results of the incomplete Study in a form that provides the Applicant with the results of the analysis performed by SCE before the Study was terminated.

17.	Signature Clause: This Agreement shall become effective as of the date set forth above when fully executed by both Parties, provided that the payments specified in

Section 11 of this Agreement have been received by SCE on or before this date.   Payment to SCE must be sent to SCE (at the address set for on page 1 of this Agreement), ATTN:  Administrative Assistant for Grid Interconnection and Contract Development.   If this Agreement is not signed by Applicant within fifteen (15) calendar days of the Agreement being submitted to Applicant for signature, then SCE’s offer to perform the Study described in this Agreement shall be treated as rejected by Applicant and this Agreement will be of no effect.
Southern California Edison Company	Coronus Energy Corporation
By: Jerome Andrew Brabb	By: Jeff Thachuk
Name: Jerome Andrew Brabb	Name: Jeff Thachuk
Title: Manager, Grid Interconnections and Contract Development, Eastern	Title: Director & CEO
Date: 12/22/2011	Date: 06/25/2012